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                                                                    EXHIBIT 11.1

                                IA CORPORATION I

  COMPUTATION OF NET INCOME(LOSS) PER SHARE APPLICABLE TO COMMON STOCKHOLDERS
                                      AND
                     PRO FORMA NET INCOME(LOSS) PER SHARE

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
                                                    THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                         JUNE 30,                               JUNE 30,
                                             ----------------------------------     ----------------------------------
                                                  1997               1996                1997               1996
                                             -------------      -------------       -------------      --------------
HISTORICAL:
Net income(loss)                              $ (1,051,000)     $     395,000       $    (201,000)     $     234,000
Weighted average common shares outstanding
                                                11,118,232          5,640,656          11,085,695          5,640,656
Common stock  equivalents  (using  treasury
   stock method)                                        --            610,437                  --            610,437
Common  and  common  stock  options  issued
   during the twelve  month period prior to
   the   initial    public    offering   in
   accordance    with   Staff    Accounting
   Bulletin  No.  83  (using  the  treasury
   stock method)                                        --            858,641                  --             858,641
                                             -------------      -------------       -------------      --------------
                                                11,118,232          7,109,734          11,085,695           7,109,734
                                             =============      =============       =============      ==============
Net  income(loss)  per share  applicable to
   common stockholders                       $       (0.09)     $        0.06       $       (0.02)     $         0.03
                                             =============      =============       =============      ==============


PRO FORMA:
Net income(loss)                              $ (1,051,000)      $    688,000        $   (201,000)      $    820,000
Historical  weighted average shares
   outstanding                                  11,118,232          7,109,734          11,085,695          7,109,734
Effect of assumed conversion of preferred
   stock                                                --          2,973,117                  --           2,973,117
                                             -------------      -------------       -------------      --------------
                                                11,118,232         10,082,851          11,085,695          10,082,851
                                             =============      =============       =============      ==============
Pro forma net income(loss) per share         $       (0.09)     $        0.07       $       (0.02)     $         0.08
                                             =============      =============       =============      ==============
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